Exhibit 99.1
Contact:
Gar Jackson
Vice President Investor Relations
Pacific Sunwear of California, Inc.
(714) 414-4049
FOR IMMEDIATE RELEASE
Pacific Sunwear of California Responds to Latest Communications
from Adrenalina
Board of Directors and Management Reaffirm Commitment to Executing on
Company’s Strategic Plan
ANAHEIM, CA/December 15, 2008 — Pacific Sunwear of California, Inc. (NASDAQ: PSUN), responded today to the press release and latest correspondence received from Adrenalina (OTCBB:AENA), a retail-entertainment company currently operating three stores in Florida.
Pacific Sunwear’s response to the Adrenalina letter and press release is included below.
December 15, 2008
Mr. Ilia Lekach
Chairman and Chief Executive Officer
Adrenalina
20855 NE 16th Avenue, Suite #C16
North Miami Beach, Florida 33179
Dear Ilia:
I am writing on behalf of the Board of Directors of Pacific Sunwear of California, Inc., to respond to your press release dated December 15, 2008 and your letter of November 20, 2008, and to confirm the Company’s positions communicated to you during your recent telephone calls with our financial advisors.
In your letter of November 20, you notified us that you were withdrawing your prior acquisition proposal, but also stated that you “remain steadfastly determined in pursuing a strategic combination” with us. You went on in your letter to state that if we continue to reject your

“overtures,” you will pursue further public communications and initiate a possible proxy contest. You further expressed your belief, purportedly based on your preliminary conversations with several of Pacific Sunwear’s largest shareholders, that a “vast majority” of our shareholders would fully support a strategic combination with Adrenalina.
Our management, with the full support of our board, is and remains committed to executing on our strategic plan to create long-term shareholder value. Further, we strongly disagree with your claim that your proposed business combination would be supported by a vast majority of our shareholders. In fact, in our recent communications with our major shareholders, they have not expressed support for a business combination with Adrenalina. Your continuing pursuit of a business combination with Pacific Sunwear serves only to distract management and Pacific Sunwear’s employees.
While we can understand how you and other Adrenalina shareholders may benefit from a combination with Pacific Sunwear, we do not believe that your now withdrawn proposal, as outlined in your letters and press releases, is in the best interests of Pacific Sunwear’s shareholders. Among other factors, we note the following from our review of Adrenalina’s publicly-filed SEC periodic reports:
1.	Adrenalina currently operates three stores based in Florida and generated sales of less than $3.5 million in 2007 and $4.0 million in the first nine months of 2008.

2.	Adrenalina reported a net loss of approximately $5.8 million in 2007 and approximately $6.2 million during the nine month period ended September 30, 2008.

3.	In Adrenalina’s Report on Form 10-Q filed with the SEC on November 10, 2008, the company stated:
“Currently we do not believe that the company will be able to generate any significant cash flow during the coming year to fund our planned expansion or to fund our current operations. However, under our current model of funding operations through capital contributions and debt we believe that we can sustain ourselves for the next twelve months. Currently we are seeking additional outside funding to keep the business operational beyond 2009; however there is no assurance additional debt or capital will be available to us on acceptable terms.”
4.	Adrenalina’s auditors have indicated that there is substantial doubt as to the company’s ability to continue as a going concern. Note 2 to the financial statements included in Adrenalina’s Report on Form 10-Q for the quarter ended September 30, 2008 also states: “The Company continued to incur significant operating losses through the nine months ended September 30, 2008 which raise substantial doubt about the Company’s ability to continue as a going concern.”

5.	Adrenalina’s market capitalization as of the date of this letter is approximately $14 million, based on the closing trading price of Adrenalina’s stock on December 12, 2008.
We encourage interested shareholders of Pacific Sunwear to review Adrenalina’s complete public reports for additional details.
You also state in your November 20 letter and in your press release that Adrenalina is now a shareholder of Pacific Sunwear, and that you intend to significantly increase your position. We welcome you as a shareholder, and as with all of our shareholders, we are appreciative of ideas to strengthen our business and enhance our operating results. We do not believe, however, that the interests of other Pacific Sunwear shareholders would be served by a business combination with Adrenalina.
Sincerely,
Sally Frame Kasaks
Chairman and Chief Executive Officer
cc: Board of Directors, Pacific Sunwear of California, Inc.
About Pacific Sunwear of California, Inc.
Pacific Sunwear is a leading lifestyle specialty retailer rooted in the youth culture and fashion vibe of Southern California. The Company sells casual apparel with a limited selection of accessories and footwear designed to meet the needs of teens and young adults. As of November 29, 2008, the Company operated 816 PacSun stores and 126 PacSun Outlet stores for a total of 942 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.
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